Exhibit 99.1

CONDUENT ANNOUNCES CLIFFORD A. SKELTON NAMED AS CEO AND BOARD MEMBER

FLORHAM PARK, N.J., August 7, 2019 – Conduent Incorporated (NYSE: CNDT), a digital interactions company, today announced that effective August 6, 2019, Clifford A. Skelton, President and COO, will serve as Conduent’s Chief Executive Officer on an interim basis. Mr. Skelton was also named to the Company’s Board of Directors.

Courtney Mather, Chairman of the Conduent Board, said, “We are pleased to have Cliff in this important role. Given his experience, I am confident that he will provide invaluable guidance on both strategic and operational matters.”

Skelton stated, “This is an important time at Conduent and the team is committed to leveraging our strong platforms, client relationships and employee talent to drive change. I will work alongside the rest of the Conduent executive team and our Board to help drive progress in the next phase of the company’s transformation. I am pleased to take on this important challenge.”

The special committee of the Conduent Board leading the CEO search has determined to suspend the search for the immediate future.

Ashok Vemuri stepped down as Chief Executive Officer and board member, effective August 6, 2019.

About Conduent

As one of the largest business process companies in the world, Conduent manages mission-critical digital interactions at massive scale – helping global businesses and governments stay ahead of rapidly evolving expectations. We leverage the power of cloud, mobile and IoT, combined with innovations in automation, AI and blockchain technologies, to elevate every constituent interaction, and deliver advanced digital experiences that are more efficient, seamless and satisfying. It’s why a majority of Fortune 100 companies and over 500 government entities depend on Conduent to manage essential interactions on their behalf and move their operations forward.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S., 11 million employees who use our HR Services, and nearly 9 million people who travel through toll systems daily. Whether it’s digital payments, medical claims administration, eligibility and enrollment, transportation and mobility systems, end-user engagement or benefit administration – Conduent makes every interaction more individualized, immediate and intelligent. Learn more at www.conduent.com.

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Media Contacts:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Relations Contact:

Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.